Evolution Petroleum Reports Fourth Quarter and Full Year Fiscal 2022 Results, Declares Increased Quarterly Cash Dividend for First Quarter Fiscal 2023, and Announces $25 Million Share Repurchase Program

-- Strong Cash Flow Generation Supports Increased Quarterly Cash Dividend and Share Repurchase Program --

HOUSTON, TX / ACCESSWIRE / September 13, 2022 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today announced financial and operating results for its fiscal 2022 fourth quarter (the “current quarter”) and full year ended June 30, 2022. Evolution also declared an increased quarterly cash dividend of $0.12 per common share for the fiscal 2023 first quarter, announced a $25 million share repurchase program, and provided its expected capital spending outlook for the fiscal year ending June 30, 2023.

Key Highlights

●	Increased production in the current quarter by 34% over the third quarter ended March 31, 2022 (the “prior quarter”) to an average of 7,451 net barrels of oil equivalent per day ("BOEPD");
o	Produced 5,953 BOEPD in fiscal year 2022, up 145% from fiscal year 2021;
o	Natural gas sales contributed 44% of revenues during current quarter;
●	Increased fiscal year-end 2022 proved reserves by 55% to 36.2 million barrels of oil equivalent (“MMBOE”);
o	Replaced more than 550% of fiscal 2022 production;
●	Increased revenue 64% over prior quarter to $42.0 million, increased net income 161% to $14.9 million, and increased earnings per share 159% to $0.44 per diluted share;
o	Generated $108.9 million in revenue in fiscal year 2022, up 233% from fiscal 2021, and net income of $32.6 million, or $0.96 per diluted share, compared to a net loss of $16.4 million, or $0.50 loss per diluted share in fiscal 2021;
●	Increased Adjusted EBITDA(1) by 76% over the prior quarter to $21.7 million;
o	Reported fiscal year 2022 Adjusted EBITDA of $52.8 million, an increase of 550% from the prior fiscal year;
●	Announced a $25 million share repurchase program to be funded from operating cash flow;
●	Declared a quarterly dividend of $0.12 per common share payable September 30, 2022, a 20% increase over the $0.10 per common share dividend paid in the current quarter;
●	During the current quarter, closed the Jonah Field Acquisition, adding 42.8 Bcfe of proved natural gas and gas liquids reserves;
●	Made $15.8 million of debt payments during the current quarter.

(1)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.

Kelly Loyd, Interim President and Chief Executive Officer, commented, “Fiscal 2022 was an exceptional year for Evolution.  On the strength of two completed, accretive acquisitions and disciplined capital management, we enter fiscal 2023 with a much larger and diversified asset base, a balance sheet that remains very conservative with minimal net debt, and a strategic plan which continues to focus on maximizing total shareholder returns. We are pleased to report that we were able to make these accomplishments without any dilution or material increase in corporate overhead. During fiscal 2022 and the current quarter there were substantial increases in production, revenue, net income, and Adjusted EBITDA. We maintained our commitment to rapidly reduce the debt we incurred with recent acquisitions by paying down our credit facility by $16 million during the quarter and anticipate fully retiring remaining debt within the next few months. Fiscal 2022 was highlighted by the continued outstanding execution by our dedicated workforce and the payment of almost $12 million in cash dividends to our shareholders. We will continue to support our shareholders through this focused initiative with an increased quarterly dividend as well as our newly announced share repurchase program.”

Mr. Loyd concluded, “We have a positive outlook for fiscal 2023, supported by our diverse portfolio of oil and natural gas properties located in key onshore regions of the United States. Our decision to diversify our product mix into natural gas was timely as natural gas prices have risen dramatically since those acquisitions and natural gas revenues grew to 44% of our fiscal fourth quarter revenue. Our two most recent and immediately accretive and strategic transactions are symbolic of how we look to grow our business over the long-term. Importantly, these transactions also expanded our geographic footprint and generated significant new cash flow while expanding our optionality for reinvesting cash flow to maintain and grow our asset base. We remain committed to profitably growing Evolution with an unwavering focus on creating and distributing value to our shareholders.”

Cash Dividend on Common Stock

On September 12, 2022, the Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on September 30, 2022 to common stockholders of record on September 21, 2022. This will be the 36th consecutive quarterly cash dividend on the common stock, which has been paid since the quarter ended December 31, 2013. To date, the Company has paid over $86 million, or $2.61 per share, back to stockholders in common stock dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.

Share Repurchase Program

On September 8, 2022 the Board of Directors authorized a share repurchase of up to $25 million of its common stock through December 31, 2024. The Company intends to fund repurchases from working capital and cash provided by operating activities. As the Company continues to focus on its goal of maximizing total shareholder return, the Board of Directors along with the management team believe that a share repurchase program is complimentary to the existing dividend policy and is a tax efficient means to further improve shareholder return, particularly during periods of higher commodity prices when production acquisitions can be less attractive. The shares may be repurchased from time to time in open market transactions, through privately negotiated transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s shares, the market price of the Company’s common stock, general market and economic conditions, and applicable legal requirements. The value of shares authorized for repurchase by the Company’s Board of Directors does not require the Company to repurchase such shares or guarantee that such shares will be repurchased, and the program may be suspended, modified, or discontinued at any time without prior notice.

Financial and Operational Results for the Quarter Ended June 30, 2022

	Current Quarter	Current Quarter % Change From	Prior Quarter	Current Quarter % Change From	Year-Ago Quarter
Average BOEPD	7,451	34%	5,578	70%	4,374
Revenues ($M)	$42,020	64%	$25,689	207%	$13,703
Net Income ($M)	$14,872	161%	$5,706	571%	$2,216
Adjusted Net Income(1) ($M)	$15,113	97%	$7,669	582%	$2,216
Adjusted EBITDA(2) ($M)	$21,669	76%	$12,340	365%	$4,664

(1)	Adjusted net income is a non-GAAP financial measure, see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.
(2)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.

Total production for the fourth quarter of fiscal 2022 was 7,451 net BOEPD, including 1,890 barrels per day (“BOPD”) of oil, 1,142 BOEPD of natural gas liquids (“NGLs”) and 26,516 thousand cubic feet per day (“MCFPD”), or 4,419 BOEPD, of natural gas.

●	Driving the increase in oil production from 1,811 BOPD in the prior quarter was the closing of the Jonah Field Acquisition on April 1, 2022. Partially offsetting the overall increase was natural decline in the Delhi Field, as well as extended downtime at Evolution’s Williston Basin properties in April 2022 due to severe winter weather.
●	Net natural gas production increased 67% from 15,878 MCFPD in the prior quarter due to the Jonah Field Acquisition.
●	NGL production increased from 1,121 BOEPD in the prior quarter due to the Jonah Field Acquisition. The overall increase was partially offset by extended downtime at Delhi’s NGL plant in April 2022 due to turbine issues.

Evolution reported $42.0 million of total revenue for the fourth quarter of fiscal 2022, which was a 64% increase from the prior quarter. Oil revenue grew to $18.4 million from the prior quarter due to a 6% increase in sales volumes and a 17% increase in realized commodity price. Natural gas revenue increased three-fold to $18.5 million from the prior quarter primarily due to the Jonah Field Acquisition and an 80% increase in realized commodity pricing. NGL revenue increased to $5.2 million due to the Jonah Field Acquisition, which was partially offset by decreased volumes at Delhi due to downtime at the NGL plant in April 2022. The average realized price per BOE increased 21% to $61.98 per BOE compared to $51.17 per BOE in the prior quarter. This increase was primarily due to an increase in realized crude oil and natural prices.

Lease operating costs increased to $17.3 million from $12.1 million in the prior quarter. Primarily contributing to the increase was the Jonah Field Acquisition and increased charges in the Barnett Shale for water hauling, chemicals, repairs, maintenance, and production taxes.

Depletion, depreciation, and amortization ("DD&A") expense increased to $3.6 million from $1.7 million for the prior quarter primarily due to an increase in the depletion rate and increase in production. On a per BOE basis, the Company’s depletion rate increased to $4.97 from $3.19 in the prior quarter primarily due to an increase in the depletable base from the recent Williston Basin and Jonah Field Acquisitions.

The Company's general and administrative ("G&A") expenses were $1.6 million for the current quarter compared to $1.5 million in the prior quarter, an increase of approximately $42,000. The current quarter included $0.7 million in transaction costs and severance payments and a $1.2 million reduction in non-cash stock-based compensation related to the forfeiture of unvested shares in connection with severance.

Net income for the current quarter was $14.9 million, or $0.44 per diluted share, compared to $5.7 million, or $0.17 per diluted share, in the prior quarter. The overall increase in net income was substantially attributable to the Jonah Field Acquisition and higher revenues attributable to increased commodity prices. Adjusted net income, excluding selected items (see “Non-GAAP Information” section later in this release for a reconciliation of the GAAP to non-GAAP metric), was $15.1 million, or $0.44 per diluted share, compared to $7.7 million, or $0.23 per diluted share, in the prior quarter.

Adjusted EBITDA increased 76% to $21.7 million for the current quarter from $12.3 million in the prior quarter. On a per BOE basis, Adjusted EBITDA increased from $24.58 per BOE in the prior quarter to $31.96 per BOE for the current quarter.

Financial and Operational Results for Fiscal Year 2022

	Current Year	Current Year % Change From	Prior Year
Average BOEPD	5,953	145%	2,430
Revenues ($M)	$108,926	233%	$32,702
Net Income ($M)	$32,628	NM	$(16,438)
Adjusted EBITDA(1) ($M)	$52,772	550%	$8,119

(1)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.

Total revenues increased 233% to $108.9 million from $32.7 million in fiscal year 2021. The increase was primarily due to a 145% increase in average daily equivalent production from 2,430 net BOEPD to 5,953 net BOEPD due the acquisitions of the Jonah Field, Williston Basin, and Barnett Shale properties. The average realized price (excluding the impact of derivative contracts) per barrel of oil equivalent increased 36% to $50.13 per BOE from $36.87 per BOE in the prior fiscal year. This increase was primarily due to a 79% increase in realized crude oil prices to $85.11 per barrel from $47.59 per barrel in fiscal year 2021.

Lease operating costs increased to $48.7 million from $16.6 million in fiscal 2021. Primarily driving the increase were the acquisitions of the Jonah Field, Williston Basin, and Barnett Shale properties. Also contributing to the increase was CO2 costs at Delhi that were $4.6 million higher due to a 68% increase in purchased CO2 volumes combined with a 51% increase in CO2 costs per Mcf, which was driven by a 79% increase in the average realized oil price. The increase in purchased CO2 volumes was associated with higher nominations and less downtime of the CO2 purchase pipeline. Under the Company’s contract with the Delhi Field operator, purchased CO2 is priced at 1% of the realized oil price in the field per Mcf, plus sales taxes and transportation costs as per contract terms.

DD&A expense increased 56% to $8.1 million from $5.2 million in fiscal year 2021 primarily due to an increase in production. Depletion expense was $3.46 per BOE versus $5.53 per BOE in the prior fiscal year. The integration of the properties in the Jonah Field, Williston Basin, and Barnett Shale together with the ceiling test impairments during the fiscal year 2021 contributed to the overall lower depletion rate per BOE for fiscal year 2022.

General and administrative expenses were flat at $6.8 million for both fiscal years, with the $1.1 million collective increase in costs associated with additional personnel, severance payments, professional fees for accounting services and business development offset by a reduction in non-cash stock-based compensation related to the forfeiture of unvested shares in connection with severance.

Net income was $32.6 million, or $0.96 per diluted share, compared to a net loss of $16.4 million, or $0.50 loss per diluted share, in fiscal year 2021.

Adjusted EBITDA increased almost 5.5 times to $52.8 million from $8.1 million in the prior fiscal year. On a per BOE basis, Adjusted EBITDA increased to $24.29 per BOE from $9.15 per BOE for the fiscal year 2021.

Operations Update

Net production at Delhi in the current quarter was 102.1 MBOE, a 9% decrease from 112.5 MBOE in the prior quarter. Contributing to the sequential decrease was a reduction of 36% in NGL production primarily due to extended downtime at the NGL plant in April 2022 related to turbine issues. Oil production was lower than the prior quarter due to natural decline. The average oil price per barrel realized by Evolution at the Delhi Field during the current quarter was $109.92 compared to $94.76 during the prior quarter, an increase of 16%. The average realized NGL price per barrel was $53.49 compared to $54.83 during the prior quarter.

Hamilton Dome oil production volumes increased slightly to 37.4 MBOE in the current quarter from 37.3 MBOE in the prior quarter primarily due to the increase in overall days in the current quarter. The average oil price per barrel realized by Evolution at Hamilton Dome during the current quarter was $98.82 compared to $81.84 during the prior quarter, an increase of 21%. Production from the field is transported by pipeline to customers and is priced on the Western Canadian Select (“WCS”) index, which generally trades at a discount to West Texas Intermediate ("WTI"), although Evolution receives a bonus to the WCS index.

Net production of the Barnett Shale properties was 303.9 MBOE for the current quarter compared to 307.4 MBOE in the prior quarter, a decrease of 1%. The average natural gas price per Mcf realized by Evolution at Barnett Shale during the current quarter was $7.56 compared to $4.25 during the prior quarter, an increase of 78%.

Net production of the Williston Basin properties was 44.4 MBOE for the current quarter, including 35.3 MBOE of oil, compared to 43.5 MBOE in the prior quarter, an increase of 2%. The average oil price per barrel realized by Evolution at the Williston Basin during the current quarter was $108.01 compared to $93.32 during the prior quarter, an increase of 16%.

As previously discussed, the Company closed on the Jonah Field Acquisition on April 1, 2022. Net production of the Jonah Field properties was 189.0 MBOE in the current quarter, including 1.0 billion cubic feet (“Bcf”) of natural gas, or 88% natural gas. The average natural gas price realized by Evolution at Jonah Field was $7.80 in the current quarter.

Balance Sheet, Capital Spending and Liquidity

At June 30, 2022, cash and cash equivalents totaled $8.3 million and working capital was $6.1 million. Evolution had $21.3 million of debt outstanding under its revolving credit facility and total liquidity was $37.0 million. Since year-end, Evolution has paid down another $9.0 million under its revolving credit facility and as of August 31, 2022, the Company has $12.3 million outstanding. During the fourth quarter of fiscal 2022, the Company fully funded operations, development capital expenditures and cash dividends, as well as paid down $15.8 million of debt, through cash generated from operations and its working capital position. Evolution expects to manage near-future development activities for its properties with cash flows from operating activities, existing working capital and to a limited extent, borrowings under the revolving credit facility.

For the twelve months ended June 30, 2022, Evolution paid $11.8 million in common stock dividends and incurred $2.6 million in development capital expenditures. For fiscal 2023, the Company currently expects development capital expenditures collectively across its portfolio of properties to range between $6.5 million to $9.5 million. These estimates are inclusive of the Delhi Central Facility upgrades, expected workovers at Hamilton Dome, the Barnett Shale, and the Jonah Field, as well as low risk development projects in the Williston Basin, but do not yet include Pronghorn and Three Forks development drilling, subject to industry commodity pricing and other considerations.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, September 14, 2022 at 2:00 p.m. Eastern (1:00 p.m. Central) to discuss results. To access the call, please dial 1-888-506-0062 (Toll-free United States and Canada) or 1-973-528-0011 (Toll International). The access code for the call is 155958. To listen live via webcast, click the link https://www.webcaster4.com/Webcast/Page/2188/46419 or go to the Company's website at www.evolutionpetroleum.com. An audio replay will be available on Evolution's website following the call. An audio replay will also be available two hours after the end of the conference call through December 13, 2022 and will be accessible by dialing 877-481-4010 (Toll free United States & Canada); 919-882-2331 (International) with the replay pin number of 46419.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total returns to its shareholders through the ownership of and investment in onshore oil and natural gas properties in the United States. The Company's long-term goal is to maximize total shareholder return from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties. Properties include non-operated interests in the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana, a CO2 enhanced oil recovery project; non-operated interests in the Hamilton Dome Field located in Hot Springs County, Wyoming, a secondary recovery field utilizing water injection wells to pressurize the reservoir; non-operated interests in the Barnett Shale located in North Texas, a natural gas producing shale reservoir; non-operated interests in the Williston Basin in North Dakota, a producing oil and natural gas reservoir; non-operated interests in the Jonah Field in Sublette County, Wyoming; and small overriding royalty interests in four onshore Texas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Kelly Loyd, Interim President and Chief Executive Officer

Ryan Stash, Senior Vice President & Chief Financial Officer

(713) 935-0122

KLoyd@evolutionpetroleum.com

RStash@evolutionpetroleum.com

Evolution Petroleum Corporation

Consolidated Condensed Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Revenues
Crude oil	$18,374	$8,492	$14,869	$52,683	$26,411
Natural gas	18,475	2,629	6,071	39,174	2,629
Natural gas liquids	5,171	2,582	4,749	17,069	3,662
Total revenues	42,020	13,703	25,689	108,926	32,702
Operating costs
Lease operating costs	17,277	7,577	12,084	48,657	16,587
Depletion, depreciation, and amortization	3,564	1,327	1,737	8,053	5,167
Impairment of proved property	—	—	—	—	24,792
Impairment of Well Lift Inc. - related assets	—	—	—	—	146
General and administrative expenses	1,557	1,798	1,515	6,835	6,754
Total operating costs	22,398	10,702	15,336	63,545	53,446
Income (loss) from operations	19,622	3,001	10,353	45,381	(20,744)
Other income and expenses
Net gain (loss) on derivative contracts	(1,172)	—	(2,591)	(3,763)	(615)
Interest and other income	83	5	2	95	40
Interest expense	(300)	(43)	(170)	(572)	(103)
Income (loss) before income taxes	18,233	2,963	7,594	41,141	(21,422)
Income tax (expense) benefit	(3,361)	(747)	(1,888)	(8,513)	4,984
Net income (loss)	$14,872	$2,216	$5,706	$32,628	$(16,438)
Earnings (loss) per common share:
Basic	$0.44	$0.07	$0.17	$0.97	$(0.50)
Diluted	$0.44	$0.07	$0.17	$0.96	$(0.50)
Weighted average number of common shares outstanding
Basic	33,010	32,822	33,009	32,952	32,744
Diluted	33,450	32,977	33,388	33,306	32,744

Evolution Petroleum Corporation

Consolidated Condensed Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2022	June 30, 2021
Assets
Current assets
Cash and cash equivalents	$8,280	$5,277
Receivables from crude oil, natural gas, and natural gas liquids sales	24,080	8,687
Receivables for federal and state income tax refunds	—	3,108
Derivative contract assets	170	—
Prepaid expenses and other current assets	3,838	1,036
Total current assets	36,368	18,108
Property and equipment, net of depletion, depreciation, amortization, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of
which none were excluded from amortization	110,508	58,516
Other property and equipment, net	—	11
Total property and equipment, net	110,508	58,527
Other assets, net	1,171	71
Total assets	$148,047	$76,706
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$15,133	$1,613
Accrued liabilities and other	11,893	4,943
Derivative contract liabilities	2,164	—
State and federal taxes payable	1,095	38
Total current liabilities	30,285	6,594
Long term liabilities
Senior secured credit facility	21,250	4,000
Deferred income taxes	7,099	5,957
Asset retirement obligations	13,899	5,539
Operating lease liability	—	21
Total liabilities	72,533	22,111
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,470,710 and 33,514,952 shares as of June 30, 2022 and 2021,
respectively	33	34
Additional paid-in capital	42,629	42,541
Retained earnings	32,852	12,020
Total stockholders' equity	75,514	54,595
Total liabilities and stockholders' equity	$148,047	$76,706

Evolution Petroleum Corporation

Consolidated Condensed Statements of Cash Flows (Unaudited)

(In thousands)

	Years Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$32,628	$(16,438)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and amortization	8,053	5,167
Impairment of proved property	—	24,792
Impairment of Well Lift Inc. - related assets	—	146
Stock-based compensation	125	1,258
Settlement of asset retirement obligations	—	(101)
Deferred income taxes	1,142	(5,104)
Unrealized loss on derivative contracts	1,994	615
Accrued settlements on derivative contracts	919	(2,791)
Other	(10)	10
Changes in operating assets and liabilities:
Receivables	(11,427)	(6,632)
Prepaid expenses and other current assets	(538)	(546)
Accounts payable and accrued expenses	18,516	4,498
State and federal income taxes payable	1,058	(141)
Net cash provided by operating activities	52,460	4,733
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(53,342)	(18,297)
Capital expenditures for oil and natural gas properties	(1,531)	(472)
Net cash used in investing activities	(54,873)	(18,769)
Cash flows from financing activities:
Common stock dividends paid	(11,796)	(4,342)
Common stock repurchases, including stock surrendered for tax withholding	(38)	(7)
Borrowings under credit facility	34,000	7,000
Repayments of credit facility	(16,750)	(3,000)
Net cash provided by (used in) financing activities	5,416	(349)
Net increase (decrease) in cash and cash equivalents	3,003	(14,385)
Cash and cash equivalents, beginning of year	5,277	19,662
Cash and cash equivalents, end of year	$8,280	$5,277

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Net income (loss)	$14,872	$2,216	$5,706	$32,628	$(16,438)
Adjusted by:
Interest expense	300	43	170	572	91
Income tax expense (benefit)	3,361	747	1,888	8,513	(4,984)
Depletion, depreciation, and amortization	3,564	1,327	1,737	8,053	5,167
Stock-based compensation	(743)	320	340	125	1,258
Other amortization and accretion	—	11	—	—	10
Impairment of proved property	—	—	—	—	24,792
Impairment of Well Lift Inc. - related assets	—	—	—	—	146
Unrealized loss (gain) on derivative contracts	(404)	—	2,398	1,994	(1,911)
Other non-cash income	—	—	—	—	(12)
Severance	325	—	—	325	—
Transaction costs	394	—	101	562	—
Adjusted EBITDA	$21,669	$4,664	$12,340	$52,772	$8,119

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended	Year Ended	Three Months Ended
	June 30, 2022	June 30, 2022	March 31, 2022
As Reported:
Net income (loss), as reported	$14,872	$32,628	$5,706

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(404)	1,994	2,398
Severance	325	325	—
Transaction costs	394	562	101
Selected items, before income taxes	$315	$2,881	$2,499
Income tax effect of selected items(1)	74	674	536
Selected items, net of tax	$241	$2,207	$1,963

As Adjusted:
Net income (loss), excluding selected items (2)	$15,113	$34,835	$7,669

Undistributed earnings allocated to unvested restricted stock	(326)	(718)	(153)
Net income (loss), excluding selected items for earnings per share calculation	$14,787	$34,117	$7,516

Net earnings (loss) per common share — Basic, as reported	$0.44	$0.97	$0.17
Impact of selected items	0.01	0.07	0.06
Net earnings (loss) per common share — Basic, excluding selected items (2)(3)	$0.45	$1.04	$0.23

Net earnings (loss) per common share — Diluted, as reported	$0.44	$0.96	$0.17
Impact of selected items	—	0.06	0.06
Net earnings (loss) per common share — Diluted, excluding selected items (2)(3)	$0.44	$1.02	$0.23

(1)	For the three months and year ended June 30, 2022 this represents the tax impact using an estimated tax rate of 23.4%. For the three months ended March 31, 2022 this represents the tax impact using an estimated tax rate of 21.5%.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted net income (loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted net income (loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months and year ended June 30, 2022 was calculated based upon weighted average diluted shares of 33.5 million and 33.3 million, respectively, due to the net income (loss) available to common stockholders, excluding selected items. The impact of selected items for the three months ended March 31, 2022 was calculated based upon weighted average diluted shares of 33.4 million due to the net income (loss) available to common stockholders, excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Revenues:
Crude oil	$18,374	$8,492	$14,869	$52,683	$26,411
Natural gas	18,475	2,629	6,071	39,174	2,629
Natural gas liquids	5,171	2,582	4,749	17,069	3,662
Total revenues	$42,020	$13,703	$25,689	$108,926	$32,702

Lease operating costs:
CO2 costs	$2,573	$1,456	$2,320	$7,708	$3,062
Ad valorem and production taxes	2,993	618	1,448	6,960	1,280
Other lease operating costs	11,711	5,503	8,316	33,989	12,245
Total lease operating costs	$17,277	$7,577	$12,084	$48,657	$16,587

Depletion of full cost proved oil and gas properties	$3,372	$1,248	$1,601	$7,518	$4,903

Production:
Crude oil (MBBL)	172	136	163	619	555
Natural gas (MMCF)	2,413	963	1,429	7,141	963
Natural gas liquids (MBBL)	104	101	101	364	171
Equivalent (MBOE)(1)	678	398	502	2,173	887
Average daily production (BOEPD)(1)	7,451	4,374	5,578	5,953	2,430

Average price per unit(2):
Crude oil (BBL)	$106.83	$62.44	$91.22	$85.11	$47.59
Natural gas (MCF)	7.66	2.73	4.25	5.49	2.73
NGL (BBL)	49.72	25.56	47.02	46.89	21.42
Equivalent (BOE)(1)	$61.98	$34.43	$51.17	$50.13	$36.87

Average cost per unit:
CO2 costs	$3.79	$3.66	$4.62	$3.55	$3.45
Ad valorem and production taxes	4.41	1.55	2.88	3.20	1.44
Other lease operating costs	17.27	13.83	16.57	15.64	13.80
Total lease operating costs	$25.47	$19.04	$24.07	$22.39	$18.69

Depletion of full cost proved oil and gas properties	$4.97	$3.14	$3.19	$3.46	$5.53

CO2 costs per MCF	$1.29	$0.81	$1.12	$1.07	$0.71
CO2 volumes (MMCF per day, gross)	91.6	82.1	96.0	82.6	49.1

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.